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Exhibit 10.15

Performance Share Plan
2004 through 2006 Performance Term
January 2004

Eligibility and Participation

        Eligibility for the Performance Share Plan ("PSP") is intended to be restricted to Participants whose actions most directly affect the long-term success of the Company. Participation will be determined based on nomination by the Chief Executive Officer and approval by the Personnel and Compensation Committee. The three categories of Participants include:

Participants	Phantom Stock Grant as a Percent of Salary
President & CEO	125%
Other Corporate Officers	100%
Senior Segment Executives	75%

Plan Concept

        The Performance Share Plan ("PSP") is a long-term compensation plan designed to reward executives ("Participants") for the achievement of a pre-specified goal measured over a three-year period ("Performance Period"). The goal for the 2004-2006 Performance Period is the increase in Total Business Return ("TBR") as defined below.

        Total Business Return is equal to the increase in value of the business over a period of time plus the free cash flow generated by its operations after payment of capital expenditures ("Free Cash Flow"). This measurement approach is similar in concept to an investor's two-part return from capital gains and dividends referred to as the total shareholder return on a stock investment.

        The Plan entitles the participant to the TBR generated over the Performance Period by an amount of phantom stock which is predetermined at the beginning of the Performance Period. For example, a $100,000 grant would entitle the Participant to the return generated on a $100,000 block of phantom stock. The grant structure is similar to an option grant, except that: (1) the value increase is based upon actual results rather than stock price, (2) performance is measured independent of capital structure (i.e., debt free operating profit), (3) credit is given for Free Cash Flow generated.

        The business value at the beginning of the Performance Period is calculated based upon Operating Profit After Tax ("OPAT") multiplied by ten. This simple valuation approach is based upon a discounted cash flow perpetuity calculation using a ten percent discount rate. As shown in the example below, if a business produces an after tax profit of $10 million it has a value of $100 million. This valuation methodology is also applied to the OPAT at the end of the performance period. The difference between the beginning and ending valuation is the proxy for the change in shareholder value ("Value Change"). The Free Cash Flow is added to the Value Change and together comprise the TBR.

Calculation of Targeted Performance Share Award

        The awards will be 50% in cash and 50% in stock. The total award will be equal to the value of the Participant's phantom stock at the beginning of the Performance Period times the TBR achieved. The number of shares of the Participant's phantom stock will be determined by using the average price of the shares 30 trading days prior to the beginning of the Performance Period divided into the annual base salary times the initial phantom stock grant as a percent of salary. At Company performance of less than 75% of target TBR, no award will be paid. The maximum payout will be 125% of target TBR.

Example

Total Business Return ("TBR"):
Trailing twelve month OPAT beginning of Performance Period	$10 million
Valuation at beginning of Performance Period	$100 million
Trailing twelve month OPAT end of Performance Period	$15 million
Valuation at end of Performance Period	$150 million
Value Change	$50 million
Free Cash Flow	$10 million

Total Return (Value Change plus Free Cash Flow)	$60 million
TBR (Total Return divided by beginning Valuation)	60%
Participant Payout:
Predetermined Target Base Stock Value	$100,000
TBR on Base Stock Value (60% times $100,000)	$60,000
Total Participant Award	$60,000
Cash Award	$30,000
Stock Award	$30,000
Stock Price beginning of Performance Period	$10.00
Stock Award Shares	3,000

        The weights assigned to the TBR for corporate and segment executives are as follows:

Corporate Executives:	100% Corporate TBR
Segment Executives:	75% Segment TBR and 25% Corporate TBR

Performance Period

        Company performance will be measured over three fiscal years, with a new Performance Period.

Performance Measurement

        At the beginning of each Performance Period the Participants and the financial targets will be submitted for approval by the Committee. At the end of the Performance Period awards will be made as soon as practicable following the approval of the award amounts by the Committee.

Deferral of Award

        Participants may have the right to defer up to 100 percent of their cash and/or stock payout under the Performance Share Plan pursuant to the Deferred Compensation Plans in effect at the time.

Termination of Employment

        If a Participant terminates employment for any reason during the Performance Period, or after the Performance Period but prior to the payment of the award, then the award will be forfeited, unless deemed otherwise by the Committee.

Discretion of the Committee

        The Committee may, in its discretion, amend or change the Plan or the goals, objectives, measurements or targets for the Plan at any time.

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Performance Share Plan 2004 through 2006 Performance Term January 2004